Exhibit 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership

666 Fifth Avenue, 31st Floor
New York, New York  10103-3198
www.fulbright.com

Telephone:	(212) 318-3000	Facsimile:	(212) 318-3400

February 5, 2007

U.S. Shipping Partners, L.P.
U.S. Shipping Finance Corp.
399 Thornall Street, 8th Floor
Edison, New Jersey 08837

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by U.S. Shipping Partners L.P., a Delaware limited partnership (the “Company”), U.S. Shipping Finance Corp., a Delaware corporation (“Finance Corp.”, and together with the Company, the “Issuers”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to $100,000,000 aggregate principal amount of the Issuers’ 13% Senior Secured Notes due 2014 (the “Exchange Notes”) proposed to be issued under and pursuant to the Indenture, dated as of August 7, 2006, between and among, the Issuers, each entity listed on Schedule I of the Indenture (the “Guarantors”), and Wells Fargo Bank, N.A., a national banking association, as Trustee (the “Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuers, in exchange for a like principal amount of the Issuers’ issued and outstanding 13.0% Senior Secured Notes due 2014 (the “Initial Notes”).

We assume that appropriate action will be taken, prior to the offer and sale of the New Notes, to register and qualify such New Notes for sale under all applicable state securities or “blue sky” laws.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

Based on the foregoing, we advise you that in our opinion the Exchange Notes being issued by the Issuers have been duly and validly authorized for issuance by the Issuers, and, when duly executed and authenticated in accordance with the terms of the Indenture and

Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio
Dubai • Hong Kong • London • Munich • Riyadh

delivered as contemplated in the Prospectus forming part of the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Issuers, and the related guarantees Notes will be legal, valid and binding obligations of the Guarantors.

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. Furthermore, we express no opinion regarding the validity or effect of any provision purporting to establish any obligation of any party as absolute or unconditional regardless of the occurrence or non-occurrence or existence or non-existence of any event or other state of facts.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus contained therein.  This consent is not to be construed as an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.